EXHIBIT 4.19

AGENCY AGREEMENT

April 27, 2018

Avino Silver & Gold Mines Ltd.

900-570 Granville St.

Vancouver, BC

V6C 3P1

Attention:	Mr. David Wolfin
President and Chief Executive Officer

Ladies and Gentlemen:

The undersigned, Cantor Fitzgerald Canada Corporation (“Cantor Fitzgerald” or the “Agent”) understands that Avino Silver & Gold Mines Ltd. (the “Company”) proposes to issue on a “best efforts” private placement basis at the Closing Time (as defined herein), 2,500,000 common shares in the capital of the Company to be issued as “flow-through shares” (the “Offered Shares”) within the meaning of the Tax Act (as hereinafter defined) at a purchase price of $2.00 per Offered Share, for aggregate gross proceeds of up to $5,000,000. The offering by the Corporation of the Offered Shares is referred to in this Agreement as the “Offering”.

The Company also grants the Agent an option (the “Agent’s Option”), exercisable in whole or in part at the sole discretion of the Agent at any time and from time to time for a period of up to two (2) days prior to any Closing Date, to arrange for the sale of up to an additional 500,000 Offered Shares at a purchase price of $2.00 per Offered Share (the “Additional Shares”), representing up to 20% of the Offering, for additional gross proceeds of up to $1,000,000. The Agent’s Option shall be exercisable by the Agent at any time for a period of up to two (2) days prior to any Closing Date by delivery of written notice to the Company, which notice shall specify the number of Additional Shares to be issued and sold. The Additional Shares shall have the same attributes as the Offered Shares. All references in this Agreement to the Offered Shares shall include any Additional Shares.

The following are the terms and conditions of the agreement between the Company and the Agent:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

“Aggregate Subscription Price” means the aggregate subscription proceeds from the sale and issue of the Offered Shares of up to $5,000,000;

“Agreement” means this agency agreement, being the agreement resulting from the acceptance by the Company of the offer made by the Agent hereby;

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“BCBCA” means the Business Corporations Act (British Columbia);

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the cities of Toronto, Ontario and Vancouver, British Columbia are not open for business;

“Canadian Exploration Expense” or “CEE” means an expense or expenses as described in paragraph (f) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act, or would be described in paragraph (h) of that definition if the reference therein to paragraphs (a) to (d) and (f) to (g.4) was a reference to paragraph (f), excluding amounts which are prescribed to be “Canadian exploration and development overhead expenses” (as defined in the Regulations for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Company, the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act or amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of “expense” in subsection 66(15) of the Tax Act;

“Cantor Fitzgerald” or “Agent” has the meaning ascribed to such term on the face page of this Agreement;

“Closing” means, on any Closing Date, the completion of the purchase and sale of the Offered Shares as contemplated by this Agreement and the Subscription Agreements;

“Closing Date” means April 27, 2018 or other date or dates as the Company and the Agent may agree upon in writing and in the event of two or more Closings means the date on which the applicable Closing occurs;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time on any Closing Date as the Company and the Agent may determine;

“Commitment Amount” means the amount equal to the Aggregate Subscription Price;

“Common Share” means a common share in the capital of the Company;

“Company” has the meaning ascribed to such term on the face page of this Agreement;

“CRA” means the Canada Revenue Agency;

“Environmental Laws” has the meaning ascribed to such term in Section 4.1(1)(w);

“Expenditure Period” means the period commencing on the date the first Subscription Agreement is signed and ending on the earlier of (i) the date on which the Commitment Amount has been fully expended in accordance with the terms thereof; and (ii) December 31, 2019;

“Financial Statements” means the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2017 and December 31, 2016 and the unaudited condensed interim financial statements for the nine months ended September 30, 2017 and September 30, 2016;

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“Flow-Through Mining Expenditures” means CEE that qualifies as a “flow-through mining expenditure” as defined in subsection 127(9) of the Tax Act;

“Governmental Authority” means (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any stock exchange or self-regulatory organization; or (iii) any political subdivision of any of the foregoing;

“Governmental Licences” has the meaning ascribed to such term in Section 4.1(1)(r);

“Hazardous Materials” has the meaning ascribed to such term in Section 4.1(1)(v);

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed to such terms in Section 7.2;

“Law” means any and all laws, including all federal, provincial, state and local statutes, codes, ordinances, guidelines, decrees, rules, regulations and municipal by- laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, directives, decisions, rulings or awards or other requirements of any Governmental Authority, binding on or affecting the person referred to in the context in which the term is used;

“Letter Agreement” means the letter agreement dated April 5, 2018 between the Company and the Agent;

“Liens” means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, hypothec, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right of claim or claim of any kind or nature whatsoever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy such property or assets;

“Losses” has the meaning ascribed to that term in Section 7.2;

“Material Adverse Effect” means any fact, change, event, violation, circumstance or effect which is or could reasonably be expected to have a material adverse effect on the Company’s business, affairs, liabilities (absolute, accrued, contingent or otherwise), capital, operations, financial condition, properties, assets or prospects, in all cases, considered on a consolidated basis;

“Material Properties” means the Avino Mine and San Gonzalo Mine located in Mexico and Bralorne Mine in the province of British Columbia;

“Material Subsidiaries” means, collectively, Oniva Silver and Gold Mines S.A. de C.V., Promotora Avino, S.A. de C.V., Compañía Minera Mexicana de Avino, S.A. de C.V. and Bralorne Gold Mines Ltd.;

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“Mining Claims” has the meaning ascribed to that term in Section 4.1(1)(t)(ii);

“misrepresentation”, “material fact”, “material change”, “affiliate”, “associate”, and “distribution” have the respective meanings ascribed thereto in the Securities Act (Ontario) in effect on the date hereof;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 45-106” means National Instrument 45-106 — Prospectus Exemptions;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“notice” has the meaning ascribed to such term in Section 7.6;

“NYSE American” means NYSE American LLC;

“Offered Shares” has the meaning ascribed to such term on the face page of this Agreement;

“Offering” means the issuance and sale of the Offered Shares pursuant to this Agreement;

“Person” includes any individual (whether acting as an executor, trustee administrator, legal representative or otherwise), corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, unincorporated organization or association, and pronouns have a similar extended meaning;

“Prescribed Share” has the meaning set forth in subsection 6202.1 of the Regulations;

“Principal-Business Corporation” has the meaning set forth in subsection 66(15) of the Tax Act;

“Private Placement Exemption” means the “accredited investor” exemption under Section 2.3 of NI 45-106 or the “minimum investment amount” exemption under Section 2.10 of NI 45-106, as applicable;

“Public Disclosure Documents” means, collectively, all of the documents which have been filed on SEDAR by or on behalf of the Company since January 1, 2016 to the Closing Time with the relevant Securities Regulators pursuant to the requirements of Securities Laws;

“Purchasers” mean, collectively, those persons who are purchasing the Offered Shares as contemplated herein;

“Qualified Expenditures” means Resource Expenses (i) incurred by the Company on properties of the Company located in British Columbia, (ii) that qualify as Flow-Through Mining Expenditures, and (iii) that qualify as a “BC flow-through mining expenditure” within the meaning of subsection 4.721(1) of the Income Tax Act (British Columbia);

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“Regulations” refers to the Income Tax Regulations, as amended from time to time, promulgated under the Tax Act from time to time including any specific proposals to amend the Regulations that is publicly announced by the Minister of Finance (Canada) to have effect prior to the date hereof;

“Resource Expenses” means expenses, each of which is a CEE and which are incurred on or after the Closing Date and on or before December 31, 2019 which may, provided that the subscriber (and if the subscriber is a partnership, each partner thereof) deals with the Company on an arm’s length basis for purposes of the Tax Act at all relevant times, be renounced by the Company pursuant to subsections 66(12.6) and 66(12.66) of the Tax Act with an effective date not later than December 31, 2018 and in respect of which, but for the renunciation, the Company would be entitled to a deduction from income for income tax purposes.

“Securities Laws” means all applicable securities Laws in each of the Selling Jurisdictions, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators in such provinces and all rules and requirements of the TSX;

“Securities Regulators” means, collectively, the securities commissions, regulators or other securities regulatory authorities in the Selling Jurisdictions;

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators available electronically at www.sedar.com;

“Selling Jurisdictions” has the meaning ascribed to such term in Section 2.1(1);

“Standard Listing Conditions” means the customary post-closing conditions imposed by the TSX and NYSE American LLC in similar circumstances to the Offering;

“Subscription Agreements” means, the subscription agreements for the Offered Shares in the form agreed upon by the Agent and the Company pursuant to which Subscribers agree to subscribe for and purchase Offered Shares pursuant to the Offering as herein contemplated and shall include, for greater certainty, all schedules thereto; and “Subscription Agreement” means any one of them, as the context requires;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time including any specific proposals to amend the Tax Act that are publicly announced by the Minister of Finance (Canada) to have effect prior to the date hereof;

“Transaction Documents” has the meaning ascribed to such term in Section 5.2(f)(iii);

“Transfer Agent” means Computershare Trust Company of Canada, in its capacity as transfer agent and registrar of the Company, at its office in the City of Vancouver, British Columbia;

“TSX” means the Toronto Stock Exchange;

“Agent’s Fee” has the meaning ascribed to such term in Section 2.2;

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“United States” and “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Section 1.2 Construction.

(1)	In this Agreement a reference to “knowledge” of the Company means to the actual knowledge of Gary Robertson, David Wolfin, Carlos Rodriguez, Malcolm Davidson and Dorothy Chin, in all cases after reasonable inquiry.

(2)	The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(3)	Words defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(4)	The words “Dollars” and “$” mean Canadian dollars.

(5)	Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(6)	References herein to any Law shall be deemed to refer to such Law as amended, re-enacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder together with all applicable policy statements, multilateral instruments or national instruments, published blanket orders and rulings issued or adopted by any Governmental Authority enforcing such Law.

(7)	The headings contained in this Agreement are intended solely for convenience and shall not affect the construction or interpretation of this Agreement or the rights or obligations of the parties.

(8)	If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(9)	References in this Agreement to “agreement” refers to any contract, agreement, obligation, right, promise, undertaking, commitment, understanding or other arrangement (in each case, whether written or oral).

ARTICLE 2

TERMS AND CONDITIONS

Section 2.1 Offering

(1)	Subject to the terms and conditions of this Agreement, the Company hereby appoints the Agent, and the Agent hereby agrees to act as the exclusive agent of the Company, to offer the Offered Shares for sale on a private placement basis in each of the provinces of Canada (the “Selling Jurisdictions”) and to solicit and procure, on a reasonable “best efforts” basis, Purchasers of Offered Shares on behalf of the Company in compliance with all applicable Securities Laws and the laws of such other jurisdictions such that the offer and sale of the Offered Shares does not obligate the Company to file a prospectus or an offering memorandum in Canada under the applicable Securities Laws or a comparable document elsewhere under the laws of such other jurisdictions.

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(2)	Each Purchaser shall purchase the Offered Shares under a Private Placement Exemption. The Agent will notify the Company with respect to the identity of any Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Company to secure compliance with all relevant regulatory requirements of the Selling Jurisdictions and in such other jurisdictions as the Agent and the Company shall determine relating to the sale of the Offered Shares. The Company undertakes to file, or cause to be filed, all forms or undertakings required to be filed by the Company and to pay all filing fees in connection with the issue and sale of the Offered Shares so that the distribution of such securities may lawfully occur without the necessity of filing a prospectus or an offering memorandum in Canada or a comparable document elsewhere.

(3)	The Agent covenants to the Company that it shall: (a) take reasonable steps to confirm that each Purchaser meets the terms and conditions of the Private Placement Exemption, obtain, as necessary, and retain relevant information and documentation to evidence the steps taken to verify compliance with the Private Placement Exemption in accordance with its document retention policies and procedures in compliance with applicable Laws, and provide to the Company forthwith, upon request and upon reasonable notice and subject to obligations of confidentiality, all such information or documentation obtained from the Purchaser as the Company may reasonably request in good faith and solely for the purpose of verifying compliance with the Private Placement Exemption and any other applicable Laws and in connection with a review by any of the Securities Regulators or other Governmental Authorities (including the CRA) of the Company’s compliance with the Private Placement Exemption or other applicable Laws, including obtaining from each Purchaser a duly completed and executed Subscription Agreement, together with all other subscription documents (including documents required by the TSX and NYSE American, if any) as may be necessary in connection with subscriptions for Offered Shares to ensure compliance with applicable Laws; (b) use commercially reasonable efforts to ensure that any selling agent appointed by the Agent in connection with sales of the Offered Shares agrees with the Agent to comply with the covenants and obligations of the Agent contained herein; and (c) execute and deliver to the Company, subject to the terms and conditions of this Agreement, any certificate required to be executed by them under Securities Laws or other applicable Laws in connection with the Offering provided that the Agent is satisfied, acting reasonably, that it is appropriate and responsible to do so.

(4)	Any certificates representing the Offered Shares delivered at Closing shall contain such restrictive legends regarding resale of such securities as are set forth in the Subscription Agreements.

Section 2.2 Agent’s Compensation

(1)	In consideration for the performance of its obligations hereunder, the Company shall pay to the Agent a cash payment equal to 7.00% of the gross proceeds of the Offering (the “Agent’s Fee”). The obligation of the Company to pay the Agent’s Fee shall arise at the Closing Time and the Agent’s Fee shall be fully earned by the Agent upon the completion of the Offering. The Company shall pay any goods and services tax and harmonized sales tax imposed by the Excise Tax Act (Canada) and any other applicable sales tax applicable in respect of the Agent’s Fee.

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(2)	The Agent shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Company acting reasonably for the purposes of arranging for Purchasers of Offered Shares.

(3)	The Agent may retain one or more registered securities brokers or investment dealers to act as selling agent in connection with the sale of the Offered Shares but the compensation payable to such selling agent shall be the sole responsibility of the Agent, and only as permitted by and in compliance with applicable Securities Laws, upon the terms and conditions set forth in this Agreement, and the Agent will require each such selling agent to so agree.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AGENT

Section 3.1 Representations and Warranties of the Agent.

The Agent represents and warrants to the Company and acknowledges that the Company is relying upon such representations and warranties, as of the date of this Agreement and as of the Closing Date, that:

(a)	it has been duly created and is validly existing under the laws of its jurisdiction of incorporation, continuation, amalgamation or organization;

(b)	it has all requisite corporate power and authority to enter into, deliver and carry out its obligations under this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

(c)	it is duly registered and in good standing as a broker-dealer under applicable Securities Laws in each of the Selling Jurisdictions where it has solicited offers to purchase Offered Shares; and

(d)	to its knowledge, the Company is not a “connected issuer” (as such term is defined in National Instrument 33-105 – Underwriting Conflicts) to such Agent.

Section 3.2 Covenants of the Agent.

The Agent covenants to the Company and acknowledges that the Company is relying on such covenants, that it shall:

(a)	offer the Offered Shares on a private placement basis in accordance with the terms and conditions of this Agreement and in compliance with applicable Securities Laws and only solicit offers to purchase Offered Shares from such Persons and in such manner that, pursuant to applicable Securities Laws, no prospectus or similar document need be delivered or filed, other than any prescribed reports of the issue and sale of the Offered Shares;

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(b)	not deliver to any prospective Purchaser any document or material which constitutes an offering memorandum as defined under applicable Securities Laws and other applicable securities laws of other jurisdictions;

(c)	not directly or indirectly solicit offers to purchase or sell the Offered Shares in any jurisdiction other than the Selling Jurisdictions and in such other jurisdictions as the Agent and the Company shall agree;

(d)	refrain from any form of general advertising or any form of general solicitation in connection with the Offering in: (i) printed media of general and regular circulation or any similar medium; (ii) radio; (iii) television; or (iv) electronic media, nor shall it conduct any seminar or meeting concerning the offer and sale of the Offered Shares whose attendees have been invited by any form of general solicitation or general advertising; and

(e)	obtain from each Purchaser an executed Subscription Agreement and shall deliver copies of such agreements to the Company at least two (2) Business Days prior to the date scheduled for Closing, together with all documentation (as supplied to the Agent by the Company) as may be necessary under applicable Securities Laws in connection with the distribution of the Offered Shares and as may be reasonably required by the Company in order to confirm the availability of a Private Placement Exemption, in form acceptable to the Company and the Agent.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

Section 4.1 Representations and Warranties of the Company.

(1)	The Company represents and warrants to the Agent, and acknowledges that it is relying upon such representations and warranties in acting as the exclusive agent of the Company, to offer the Offered Shares for sale on a private placement basis in the Selling Jurisdictions, as of the date of this Agreement and as of the Closing Date, that:

(a)	Good Standing of the Company. The Company has been incorporated and is validly existing under the BCBCA, and has all requisite corporate capacity, power and authority to carry on its business as now conducted, to own, lease and operate its properties and assets, and to carry out the transactions contemplated by this Agreement including executing and delivering the Transaction Documents (as defined herein) and carrying out its obligations thereunder; and the Company is duly qualified or authorized to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporations information legislation) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business;

(b)	Subsidiaries. The Material Subsidiaries of the Company are all of the Company’s significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission). With the exception that a portion of the share capital of each of the Company’s Mexican subsidiaries is held by a nominee for the benefit of the Company in order to comply with the laws of Mexico, the Company owns, directly or indirectly, all of the equity interests of the Material Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Material Subsidiaries are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights;

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(c)	Authorization of Transaction Documents and Securities. At the Closing Time, (i) the Transaction Documents will have been duly authorized, executed and delivered by the Company and in each case, will be a legal, valid and binding obligation of, and is enforceable against, the Company in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy or limited by applicable Laws); and (ii) the Offered Shares will have been duly authorized for sale and issuance to the Purchasers will have been duly authorized for issuance, all pursuant to the Transaction Documents and when issued and delivered by the Company pursuant to the Transaction Documents against payment of the consideration set forth therein, the Offered Shares will be validly issued as fully paid and non-assessable Common Shares. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Offered Shares has been validly taken at the date hereof;

(d)	No Default. None of the execution and delivery of the Transaction Documents, the performance by the Company of its obligations thereunder including, without limitation, the sale or issuance of the Offered Shares;

(i)	require the consent, approval, authorization, registration or qualification of or with any Governmental Authority or other third party, except: (A) such as have been or will be obtained by the Closing Date; or (B) such as may be required under the applicable rules or requirements of the TSX and NYSE American or the Tax Act;

(ii)	will violate, conflict with or result in any breach of (A) any of the constating documents of the Company; (B) any resolutions of the directors or shareholders of the Company; (C) any contracts to which the Company is a party or by which it is bound or to which any of its properties or assets is subject (each, a “Contract”); or (D) any Securities Laws (including the Securities Act (British Columbia)) to which the Company is subject; or

(iii)	give rise to any Lien in or with respect to the properties or assets now owned by the Company, the termination of any Contracts, or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting the Company or any of its properties;

(e)	Bankruptcy and Insolvency. The Company has not committed an act of bankruptcy and it is not insolvent, and it has not proposed a compromise or arrangement to its creditors generally, had a petition or a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have itself declared bankrupt or wound-up or to have a receiver appointed for any of its property, had any person holding any Lien or receiver take possession of any of the property thereof, or had any execution or distress become enforceable or become levied upon any of its property or assets;

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(f)	Dissolution or Liquidation. No act or proceeding has been taken, instituted or, to the knowledge of the Company, is pending for or relating to the dissolution, liquidation, winding up, or reorganization of the Company;

(g)	Books and Records. The minute books and records of the Company contain all records of the meetings and proceedings of its directors, shareholders, and committees of directors, if any, since incorporation; the minute books and records of the Company made available to counsel for the Agent in connection with its due diligence investigation of the Company are all of the minute books and records of the Company, contain all the materials required to be contained therein pursuant to all applicable Laws and are true and correct in all material respects;

(h)	Share Capital. As of the date hereof, the authorized capital of the Company consists of an unlimited number of Common Shares. As of the close of business on the Business Day immediately preceding the date hereof, 52,805,653 Common Shares, 3,126,000 options to acquire Common Shares, 3,602,215 Common Share purchase warrants to acquire Common Shares and 592,172 restricted share units to acquire Common Shares of the Company are issued and outstanding, and there are no other securities of the Company issued and outstanding;

(i)	Absence of Rights. The Offering is not subject to any pre-emptive right or other contractual right or obligation to purchase securities granted by the Company or to which the Company is subject, and there is no other right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued Common Shares or any other agreement or option, for the issue or allotment of any unissued Common Shares or any other security convertible into or exchangeable for any such Common Shares or to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding common shares, except for those options, warrants and restricted share units to acquire Common Shares listed in Section 4.1(1)(h);

(j)	Listed Securities. The Common Shares are listed and posted for trading on the TSX and NYSE American and the Company has not taken any action which would be reasonably expected to result in the delisting or suspension of such securities on or from the TSX and NYSE American; the TSX and NYSE American has prior to the Closing Time on the Closing Date conditionally approved the Offering;

(k)	Disclosure. The Company has filed all documents required to be filed by it under applicable Securities Laws, and the Public Disclosure Documents, were as of the date of such documents, true and correct in all material respects, contained no misrepresentation and no material change or material fact or facts were omitted therefrom which would make such information misleading in light of the circumstances in which it was made, as at the date thereof;

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(l)	Financial Statements. The Financial Statements and the notes thereto: (i) have been prepared in conformity with International Financial Reporting Standards (“IFRS”); (ii) contain no misrepresentation and present fairly, in all material respects, the financial position of the Company, on a consolidated basis, and the statements of operations, retained earnings, cash flow from operations and changes in financial information of the Company for the periods specified in such Financial Statements; and (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Company, and except as disclosed in the Financial Statements, there has been no change in accounting policies or practices of the Company since December 31, 2017. The corporate certifications filed by the Company in connection with the Financial Statements in accordance with NI 52-109, accurately attest that the financial statements together with the other financial information included in the filings fairly present in all material respects the financial condition, financial performance and cash flows of the Company, as of the date of and for the periods presented in the filings, and are in the form required by NI 52-109;

(m)	Independent Accountants. The accountants who reported on and audited the Financial Statements are independent with respect to the Company within the meaning of the CPA Canada Handbook and its predecessor the Canadian Institute of Chartered Accountants Handbook, as applicable, and there has never been a reportable disagreement (within the meaning of National Instrument 51-102 – Continuous Disclosure) between the Company and such accountants;

(n)	Audit Committee. The audit committee of the Company is comprised and operates in accordance with the requirements of National Instrument 52-110 - Audit Committees;

(o)	Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets; (ii) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the annual or interim financial statements;

(p)	Liabilities. The Company does not have any material liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed or referred to in the Financial Statements or referred to or disclosed herein or in the Public Disclosure Documents, other than liabilities, obligations, or indebtedness or commitments: (i) incurred in the normal course of business; and (ii) which would not reasonably be expected to have a material adverse effect.

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(q)	Dividends. The Company has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of the Common Shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or agreed to do so or otherwise effected any return of capital with respect to the Common Shares;

(r)	Possession of Licenses and Permits. The Company has conducted and is conducting the business thereof in compliance in all material respects with all applicable Law of each jurisdiction in which it carries on business. All material permits, certificates, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Authority necessary to carry on the business currently carried on, or contemplated to be carried on, by it, are in place, or with respect to Government Licenses to conduct future activities, will be in place at the time such activities are commenced. There has been no breach of the material terms and conditions of all such Governmental Licenses. No notice of proceedings relating to the revocation or material modification of any such Governmental Licenses has been issued, threatened or is contemplated;

(s)	Title to Real Property. At the Closing Time, all of the leases, subleases and agreements with respect to real property interests in the Material Properties (other than Mining Claims) are in full force and effect, and, the Company has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the property under any such lease, sublease or agreement;

(t)	Mining and Exploration Claims. Except as disclosed in the Public Disclosure Documents:

(i)	the Material Properties are the only mineral resource properties currently material to the Company in which the Company has an interest;

(ii)	except otherwise as set out in the Public Disclosure Documents, all interests in mining, exploration and prospecting claims, authorizations, concessions, patents, exploitation or extraction or similar rights that are held by the Company in respect of the Material Properties (collectively, “Mining Claims”) are in good standing, are valid and enforceable, are free and clear of any material Liens except otherwise as set out in the Public Disclosure Documents;

(iii)	all assessments or other work required to be performed in relation to the Mining Claims, if any, have been performed to date and, except as disclosed in the Public Disclosure Documents, the Company has complied in all material respects with all applicable Laws in this regard as well as with regard to legal and contractual obligations to third parties in this regard, except in respect of Mining Claims that the Company intends to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a Material Adverse Effect on the Company;

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(iv)	the Company has all Mining Claims relating to the Material Properties in which the Company has an interest granting the Company the right and ability to explore for and exploit minerals, ore and metals for exploration and development purposes as are appropriate in view of the rights and interest therein of the Company, with only such exceptions as do not materially interfere with the current use made by the Company of the rights or interest so held;

(v)	except otherwise as set out in the Public Disclosure Documents, the Company does not have any responsibility or obligation to pay any commission, royalty, license, fee or similar payment to any Person with respect to the property rights thereof, except where such fee or payment would not have a Material Adverse Effect on the Company, either individually or in the aggregate; and

(vi)	all exploration and development activities on the Material Properties have been conducted in all respects in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace Laws and policies have been duly complied with;

(u)	Mineral Project Information. The technical reports entitled “Resource Estimate Update for the Avino Property Durango, Mexico” dated effective February 21, 2018, “Bralorne Gold Mine, British Columbia, Canada, NI 43-101 Technical Report” dated effective October 20, 2016 and “Technical Report: Tailings Retreatment Process Option Update” dated effective March 12, 2012, all as filed on SEDAR, are the “current” technical reports for the purposes of NI 43-101 at the time of filing thereof, as required by NI 43-101, and the Company believes that these technical reports reasonably present the quantity of mineral resources and mineral reserves attributable to the Material Properties as at the date stated therein based upon information available at the time the technical reports were prepared; the Company is in compliance, in all material respects, with the provisions of NI 43-101 and has filed all technical reports required thereby and there has been no disclosure of a change that would require the filing of a new technical report under NI 43-101;

(v)	Environmental Laws. (i) To the Company’s knowledge, the Company is in material compliance with all applicable Law, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including Laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company has all material permits, authorizations and approvals required under any applicable Environmental Laws to conduct its business as currently conducted; (iii) there are no pending or, to the knowledge of the Company, threatened actions, suits, orders, demands, demand letters, claims, Liens, notices of non-compliance or violation, investigation or proceedings by any Governmental Authority relating to any Environmental Laws against the Company which if determined adversely, would reasonably be expected to restrict the right or ability of the Company to conduct its business in any material respect as presently conducted or have a Material Adverse Effect; and (iv) the Company is not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration or mining activities) or non-compliance with Environmental Laws which would reasonably be expected to have a Material Adverse Effect;

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(w)	Tribal or Native Authorities and Communities. Other than as disclosed in the Public Disclosure Documents, the Company: (i) is not a party to any arrangement or understanding with local or First Nations or Metis or tribal or native authorities or communities in relation to the environment or development of communities in the vicinity of the Material Properties; or (ii) as of the date hereof, has not received notice of any claim with respect to the Material Properties for which the Company has been served, either from First Nations or Metis or tribal or native authorities or any other Governmental Authority, indicating that any portion of the Material Properties infringe upon or have an adverse effect on aboriginal rights or interests of such First Nations or Metis or tribal or native authorities;

(x)	Reporting Issuer. The Company is a reporting issuer in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and is not in default of any of its obligations under applicable Securities Laws of such provinces;

(y)	Compliance. The Company is, and will at the Closing Time be, in compliance in all material respects with the rules and requirements of the TSX and NYSE American and no material change relating to the Company has occurred within the past twelve (12) months that has not been disclosed and that in relation thereto the requisite material change report has not been filed under applicable Securities Laws and no such disclosure has been made on a confidential basis that at the date hereof remains confidential;

(z)	No Material Adverse Effect. Since December 31, 2017, (i) there has been no change in the condition (financial or otherwise), or in the properties, capital, affairs, prospects, operations, assets or liabilities of the Company, whether or not arising in the ordinary course of business, which would reasonably be expected to give rise to a Material Adverse Effect, and (ii) there have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material with respect to the Company, in either case, except as disclosed in the Public Disclosure Documents; and (iii) the Company has not approved, is not contemplating, has not entered into any agreement in respect of, nor has any knowledge of: (A) the purchase of any property material to the Company or assets or any interest therein or the sale, transfer or other disposition of any property material to the Company or assets or any interest therein currently owned, directly or indirectly, by the Company whether by asset sale, transfer of shares or otherwise; or (B) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Company or otherwise) of the Company;

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(aa)	Absence of Proceedings. Other than as disclosed in the Public Disclosure Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Authority, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company, which has not been disclosed to the Agent or its counsel, or which if determined adversely, would reasonably be expected to have a Material Adverse Effect, or which, if determined adversely, would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder;

(bb)	Outstanding Judgments. There is no outstanding judgment, order, decree, arbitral award or decision of any Government Authority against the Company, which, either separately or in the aggregate, may result in a Material Adverse Effect;

(cc)	No Cease Trade Orders. No order ceasing or suspending trading in securities of the Company or prohibiting the sale of securities by the Company has been issued by an exchange or Securities Regulator, and no proceedings for this purpose have been instituted, or are, to the Company’s knowledge, pending, contemplated or threatened;

(dd)	Directors and Officers. To the knowledge of the Company, none of the directors or officers of the Company are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(ee)	Unlawful Payment. None of the Company or, to the knowledge of the Company, any of its directors, officers, employees or agents has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any Law, or made any payment to any foreign, Canadian, United States or provincial or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by applicable Laws;

(ff)	Anti-Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering Laws of all applicable jurisdictions, and any related or similar Laws issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or non-Governmental Authority involving the Company with respect to the Money Laundering Laws is, to the knowledge of the Company, pending or threatened;

(gg)	Brokerage Fees. Other than the Agent, there is no Person, acting or, to the knowledge of the Company, purporting to act, at the request of the Company, who is entitled to any brokerage or finder’s fees in connection with the Offering contemplated herein;

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(hh)	Material Agreements. The Company is not (i) in violation of its articles or similar organizational documents; (ii) in violation or default, and no event has occurred that, with notice or lapse of time or both, would constitute such a violation or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any applicable Law, except in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, no other party under any material agreements, contracts, arrangements or understandings (written or oral) to which it is a party is in violation or default in any respect thereunder where such violation or default would have a Material Adverse Effect. All of the current material agreements of the Company not made in the ordinary course of business have been disclosed in the Public Disclosure Documents and, if required under applicable Securities Laws have been filed with the appropriate Securities Regulators;

(ii)	Filings. All material filings and fees required to be made and paid, respectively, by the Company pursuant to the BCBCA have been made and paid and such filings were true and accurate in all material respects as at the respective dates thereof;

(jj)	Interest of Insiders. Except as disclosed in the Public Disclosure Documents, to the knowledge of the Company, none of the directors, officers or employees of the Company, any known holder of more than 10% of any class of shares of the Company, or any known associate or affiliate of any of the foregoing persons or companies has had any material interest, direct or indirect, in any material transaction within the previous two (2) years or has any material interest in any proposed material transaction involving the Company which, as the case may be, materially affected, is material to or will materially affect the Company;

(kk)	Voting Agreements. The Company is not party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company;

(ll)	Shareholder Agreements. Neither the Company nor, to the knowledge of the Company, any of its shareholders is a party to any shareholders agreement, pooling agreement, voting trust or other similar type of agreements in respect of outstanding securities of the Company;

(mm)	Interest in Revenues. Except as disclosed in the Public Disclosure Documents, no officer, director, employee or any other Person not dealing at arm’s length with the Company, any associate or affiliate of such Person, owns, has or is entitled to any royalty, net profits interest, carried interest, licensing fee, or any other encumbrances or claims of any nature whatsoever which are based on the revenues of the Company, except for claims in the ordinary and normal course of the business of the Company such as for accrued vacation pay or other amounts or matters which would not be material to the Company;

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(nn)	Employees. All material employment agreements, severance agreements and change of control agreements and all employee plans, currently in place or proposed, have been disclosed to the Agent or in the Public Disclosure Documents. The Company is in material compliance with all Laws respecting employment and employment practices including terms and conditions of employment, occupational health and safety, pay equity and wages and there has not been in the last two (2) years and there is not currently any labour disruption or conflict involving the Company. The Company is not a party to a collective bargaining agreement. To the best of the Company’s knowledge, there are no union organizing efforts being made at the Company;

(oo)	Interest in Other Companies. The Company does not, directly or indirectly, beneficially own or exercise control or direction over 10% or more of the outstanding voting shares of any Person;

(pp)	Joint Venture and Partnership. The Company is not party to and has not entered into any joint venture agreement or partnership agreement;

(qq)	Indebtedness. Except as disclosed in the Public Disclosure Documents, the Company is not a party to any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or any agreement or commitment to create, assume or issue any debt instrument;

(rr)	Taxes. All taxes of any nature, assessments, duties, levies, imports, charges, withholdings, remittances, including any penalties and interest payable with respect thereto, due and payable have been paid. All tax returns, reports, elections, remittances and payments of the Company required by applicable Law to have been filed or made in any applicable jurisdiction, have been filed or made (as the case may be), and are true, complete and correct in all material respects and all taxes of the Company which are not yet due and payable have been accrued in the Financial Statements; to the best of the knowledge of the Company, no examination of any tax return of the Company is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any taxes that have been paid, or may be payable, by the Company, in any case, except where such examinations, issues or disputes would not have a material adverse effect on the Company;

(ss)	Transfer Agent. The Transfer Agent has been duly appointed as the transfer agent and registrar for the Common Shares;

(tt)	Share Certificates. The definitive form of certificate representing the Common Shares is in proper form under the Laws of British Columbia, complies with the rules and requirements of the TSX, and does not conflict with the constating documents of the Company;

(uu)	Insurance. The Company maintains insurance against loss of, or damage to, its assets by all insurable hazards or risks as are customarily insured against by companies operating or owning similar properties and conducting a business similar to the business of the Company, and the Company is not in default or breach with respect to any of the material provisions contained in any of its insurance policies nor has the Company failed to give any notice or present any material claim under any of its insurance policies in a due and timely fashion. All insurance policies maintained by the Company are in good standing and in full force and effect in all respects as of the date hereof;

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(vv)	Intellectual Property. The Company owns or has the right to use under license, sub-license or otherwise all material intellectual property used by the Company in its business, including copyrights, industrial designs, trade-marks, trade secrets, know-how and proprietary rights, free and clear of any and all Liens.

(ww)	Due Diligence Matters. To the knowledge of the Company, all documents and information delivered and provided by or on behalf of the Company to the Agent as a part of its due diligence in connection with the Offering were complete and accurate in all material respects;

(xx)	Full Disclosure. The representations, warranties and statements of fact of the Company contained in this Agreement or otherwise furnished by or on behalf of the Company to the Agent in connection with the Offering contain a misrepresentation or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading to a prospective purchaser of equity securities of the Company. The Company does not have knowledge of any facts which should be known to the Company and which, if known by the Agent, might reasonably be expected to deter the Agent from completing the Offering;

(yy)	Principal-Business Corporation. The Company is and will continue to be a Principal-Business Corporation until such time as all of the Resource Expenses required to be renounced under this Agreement and the Subscription Agreements have been incurred and validly renounced pursuant to the Tax Act;

(zz)	Qualified Expenditures. The Company has no reason to believe that it will be not be able to incur, within the Expenditure Period, and, provided that the Purchaser (and if the Purchaser is a partnership, each partner thereof) deals with the Company on an arm’s length basis for the purposes of the Tax Act at all relevant times, renounce to the Purchasers effective on or before December 31, 2018, Resource Expenses in an amount equal to the Commitment Amount in accordance with the terms of the Subscription Agreements, at least 75 percent of which will qualify as Qualified Expenditures; and

(aaa)	Offered Shares. But for any agreement, arrangement, undertaking obligation or understanding to which the Company is not a party and of which it has no knowledge, upon issue, the Offered Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and will not constitute Prescribed Shares for the purposes of Regulation 6202.1. Neither the Company nor any corporation associated with it (as defined in the Tax Act) has been a party to any other agreement for the issuance of flow-through shares for which the required expenditures have not been incurred and renounced.

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Section 4.2 Covenants of the Company.

(1)	The Company hereby covenants to the Agent, and acknowledges that it is relying on such covenants in acting as the exclusive agent of the Company, to offer the Offered Shares for sale on a private placement basis in the Selling Jurisdictions with the purchase of the Offered Shares, that:

(a)	for a period of 18 months from the Closing Date the Company shall use its commercially reasonable efforts to remain a corporation validly subsisting, licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of its properties owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary, and the Company shall carry on its business in the ordinary course and in compliance in all material respects with all applicable Laws of each such jurisdiction, provided that, in each case, this covenant shall not prevent the Company from completing any transaction so long as the holders of Common Shares receive securities of a Person that is listed on a recognized stock exchange, or cash, or the holders of the Common Shares have approved the transaction in accordance with the requirements of applicable corporate Laws and the policies of the TSX and NYSE American, or as a result of a takeover bid or similar transaction, nor shall this covenant apply if the directors of the Company determine in good faith that compliance with this covenant would be inconsistent with their fiduciary duties as directors of the Company;

(b)	the Company shall use commercially reasonable efforts to maintain: (i) its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the Securities Laws in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador for a period of 18 months following the Closing Date; and (ii) the listing of the Common Shares on the TSX and NYSE American to the date which is 18 months following the Closing Date; provided that, in each case, this covenant shall not prevent the Company from completing any transaction so long as the holders of Common Shares receive securities of a Person that is listed on a recognized stock exchange, or cash, or the holders of the Common Shares have approved the transaction in accordance with the requirements of applicable corporate Laws and the policies of the TSX and NYSE American, or as a result of a takeover bid or similar transaction, nor shall this covenant apply if the directors of the Company determine in good faith that compliance with this covenant would be inconsistent with their fiduciary duties as directors of the Company;

(c)	up until the Closing Time, the Company shall provide the Agent and its legal counsel with timely access to all information reasonably required to permit them to conduct a full due diligence investigation of the Company and its business operations, properties, assets, affairs and financial condition. In particular, the Company will make available to the Agent and its legal counsel, on a timely basis, all corporate and operating records, material agreements, technical and financial information, budgets, key officers, and other relevant information necessary in order to complete the due diligence investigation of the Company and its business operations, properties, assets, affairs and financial condition for this purpose, and without limiting the scope of the due diligence inquiries the Agent may conduct, to participate in one or more due diligence sessions to be held prior to the Closing Time;

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(d)	the Company shall duly execute and deliver the Subscription Agreements and any other documents required or reasonably requested by the Purchasers to be executed by the Company in connection with the Offering at the Closing Time, and comply with and satisfy all terms, conditions and covenants herein or therein contained to be complied with or satisfied by the Company;

(e)	the Company shall, as soon as practicable, use its commercially reasonable best efforts to receive all necessary consents to the transactions contemplated herein;

(f)	the Company shall ensure that the Offered Shares, upon issuance, shall be duly issued as fully paid and non-assessable Common Shares, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(g)	the Company shall ensure that the Offered Shares, upon issuance, will be listed and posted for trading on the TSX and NYSE American, subject to Standard Listing Conditions and transfer restrictions under applicable Securities Laws and the rules and requirements of the TSX and NYSE American;

(h)	the Company shall use commercially reasonable efforts to fulfill or cause to be fulfilled, at or prior to the Closing Date, each of the conditions set out in Section 5.2;

(i)	the Company shall execute and file with the Securities Regulators and the TSX and NYSE American, as applicable, all forms, notices and certificates required to be filed by the Company pursuant to the Securities Laws and the rules and requirements of the TSX in the time required by the applicable Securities Laws and the rules and requirements of the TSX and NYSE American, as applicable, including, for greater certainty, Form 45-106F1 of NI 45-106 and any other forms, notices and certificates set forth in the opinions delivered to the Agent pursuant to the closing conditions set forth in Section 5.2 hereof, as are required to be filed by the Company;

(j)	the Company shall provide the Agent with a reasonable opportunity to review and provide comments on a draft of any proposed announcement or press release relating to the Offering and to obtain prior approval of the Agent as to the content and form thereof, such approval not to be unreasonably withheld or delayed;

(k)	the Company shall not issue, agree to issue, or dispose of in any way Common Shares or any securities convertible or exercisable into Common Shares of the Company, other than: (i) as contemplated herein; (ii) pursuant to the grant of options or other securities in the normal course pursuant to the Company’s employee stock option plan or other equity compensation plans, and the issuance of any Common Shares upon the exercise of such options or vesting of such securities; (iii) the issuance of equity securities pursuant to the exercise or conversion, as the case may be, of any warrants or other convertible securities of the Company outstanding on the date hereof; or (iv) the issuance of equity securities in connection with one or more bona fide acquisitions by the Company, for a period of 120 days following the Closing Date, without the prior written consent of the Agent, such consent not to be unreasonably withheld;

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(l)	the Company shall cooperate with the Agent in marketing the Offering, including, to the extent reasonable, by making its senior officers available to meet with prospective investors identified by the Agent;

(m)	the Company shall use the Commitment Amount to incur Resource Expenses;

(n)	the Company shall keep proper books, records and accounts of all Resource Expenses and all transactions affecting the Commitment Amount and the Resource Expenses and/or Qualified Expenditures, and upon reasonable notice, it will make such books, records and accounts available for inspection and audit by, or on behalf of, any of the Purchasers;

(o)	the Company shall file the necessary forms, within the time permitted, so as to obtain a flow-through share issue identification number from the CRA in accordance with subsection 66(12.68) of the Tax Act;

(p)	the Company shall incur, during the Expenditure Period, Resource Expenses in an amount not less than the Commitment Amount, so as to enable the Company to renounce to the Purchasers effective on or before December 31, 2018 (to the extent that the Purchasers (and if a Purchaser is a partnership, each partner thereof) deal with the Company on an arm’s length basis for the purposes of the Tax Act at all relevant times), Resource Expenses in an amount equal to the Commitment Amount, at least 75 percent of which shall qualify as Qualified Expenditures;

(q)	the Company shall renounce to the Purchasers, effective on or before December 31, 2018 (to the extent that the Purchasers (and if a Purchaser is a partnership, each partner thereof) deal with the Company on an arm’s length basis for the purposes of the Tax Act at all relevant times), Resource Expenses incurred during the Expenditure Period in an amount equal to the Commitment Amount, at least 75 percent of which shall qualify as Qualified Expenditures;

(r)	the Qualifying Expenditures shall be an expense incurred in respect of mining exploration activity all or substantially all of which is conducted in British Columbia for the purpose of determining the existence, location, extent or quality of a mineral resource (as defined in subsection 248(1) of the Tax Act) in British Columbia;

(s)	all Resource Expenses renounced to the Purchasers pursuant to the Subscription Agreements will be Resource Expenses incurred by the Company that, but for the renunciation to the Purchasers, the Company would be entitled to deduct in computing its income for the purposes of Part I of the Tax Act, will not include any amount that has previously been renounced by the Company to the Purchasers or to any other Person and will not be subject to any reduction under subsection 66(12.73) of the Tax Act;

(t)	if the Company receives, or becomes entitled to receive or may reasonably be expected to receive any “assistance”, as defined in subsection 66(15) of the Tax Act, and the receipt of, or entitlement to, receive such assistance has, or will have, the effect of reducing the amount of Resource Expenses validly renounced to the Purchasers under the Subscription Agreements to less than the Commitment Amount, the Company shall incur sufficient additional Resource Expenses during the Expenditure Period to be able to renounce to the Purchasers Resource Expenses in an amount equal to the Commitment Amount, at least 75 percent of which shall qualify as Qualified Expenditures;

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(u)	the Company shall deliver to each Purchaser, in accordance with the Subscription Agreements, not later than March 1, 2019, a statement (including T-101 forms) setting forth the aggregate amount of Resource Expenses renounced to such Purchaser hereunder with an effective date not later than December 31, 2018 (provided that the Purchaser (and if the Purchaser is a partnership, each partner thereof) deals with the Company on an arm’s length basis for the purposes of the Tax Act at all relevant times), together with any other forms or documentation required under the Tax Act or any corresponding provincial legislation in respect of the renunciation of the Resource Expenses to the Purchasers hereunder, such delivery constituting the authorization of the Company to the Purchasers to file such prescribed forms with the relevant taxation authorities;

(v)	the Company shall refrain from entering into transactions, taking deductions or making any tax elections or designations which would otherwise reduce its cumulative CEE to an extent which, or for any other reason that, would preclude a renunciation of Resource Expenses hereunder in an amount equal to the Commitment Amount effective on or before December 31, 2018 or which could result in the Company or the Minister of National Revenue (Canada) reducing the Resource Expenses renounced to the Purchasers;

(w)	the Company shall incur and renounce Resource Expenses pursuant to the Subscription Agreements and all other agreements with other persons providing for the issue of Offered Shares entered into by the Company on the Closing Date (collectively the “Other Agreements”) before incurring and renouncing CEE pursuant to any other agreement which the Company enters into after the Closing Date. If the Company is required under the Tax Act or otherwise to reduce Resource Expenses previously renounced to Purchasers, the reduction shall be made pro rata by the number of Offered Shares issued or to be issued pursuant to the Offering and the Other Agreements only after it has first reduced to the extent possible all CEE renounced to Persons (other than the Purchasers and the subscribers under the Other Agreements) under any agreements entered into after the Closing Date;

(x)	the Company shall file within the prescribed time all forms and returns required under the Tax Act and any corresponding provincial Law, along with all required supporting documentation and this Agreement, and pay any tax or other amount owing in respect of such form or return as are necessary to effectively renounce Resource Expenses in an amount equal to the Commitment Amount to the Purchasers effective on or before December 31, 2018 (to the extent that the Purchasers (and if a Purchaser is a partnership, each partner thereof) deal with the Company on an arm’s length basis for the purposes of the Tax Act at all relevant times), at least 75 percent of which shall qualify as Qualified Expenditures;

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(y)	if the Company amalgamates with any one or more companies, any shares issued to or held by the Purchasers as a replacement for the Offered Shares as a result of such amalgamation will qualify, by virtue of subsection 87(4.4) of the Tax Act, as “flow-through shares” and in particular will not be Prescribed Shares;

(z)	the Company is not and will not become subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Resource Expenses to the Purchasers in an amount equal to the Commitment Amount; and

(aa)	if the Company fails to incur and renounce to the Purchasers, effective on or before December 31, 2018, Resource Expenses (at least 75 percent of which qualify as Qualified Expenditures) in accordance with the terms of the Subscription Agreements, or if the amount of the Resource Expenses renounced to the Purchasers is reduced pursuant to subsection 66(12.73) of the Tax Act, the Company shall indemnify each of the Purchasers, or each of the partners thereof if a Purchaser is a limited partnership (for the purposes of this paragraph, each an “Indemnified Person”), as to, and pay in settlement therefor to the Indemnified Person, an amount equal to the amount of any tax (as referenced in paragraph (c) of the definition of an “excluded obligation” in subparagraph 6202.1(5) of the regulations to the Tax Act) payable under the Tax Act (and any corresponding provincial legislation) by the Indemnified Person as a consequence of such reduction or failure to renounce, such payment to be made within twenty (20) Business Days following the date on which the amount of such tax payable is determined, provided that in the event that the Company has fully satisfied its obligations in respect of the indemnity in accordance with this clause, all obligations of the Company hereunder to renounce to the Purchaser any amount of the Resource Expenses shall immediately thereafter cease. The foregoing indemnity shall have no force or effect and the Purchasers shall not have any recourse or rights of action to the extent that such indemnity, recourse or rights of action would otherwise cause the Offered Shares to be Prescribed Shares. To the extent that any Person entitled to be indemnified hereunder is not a party to this Agreement, the Agent shall obtain and hold the rights and benefits of this Agreement in trust for, and on behalf of, such Person and such Person shall be entitled to enforce the provisions of this paragraph, notwithstanding that such Person is not a party to this Agreement.

ARTICLE 5

CLOSING

Section 5.1 Closing Deliveries.

(1)	The purchase and sale of the Offered Shares shall be completed at the Closing Time at the offices of Salley Bowes Harwardt Law Corp. in Vancouver, British Columbia or at such other place as the Agent and the Company may agree upon in writing. At or prior to the Closing Time, the Company shall deliver to Cantor Fitzgerald for and on behalf of the Purchasers certificates or the electronic registration by book-entry of evidence of ownership (as may be agreed upon by Cantor Fitzgerald and the Company) representing the Offered Shares and such further documentation as may be contemplated herein, including the requisite legal opinions and certificates as contemplated in Section 5.2, against payment by the Purchasers of the Aggregate Subscription Price in lawful money of Canada by certified cheque or wire transfer payable to the Company or as otherwise directed by the Company. The Company will, at the Closing Time, make payment in full of (i) the Agent’s Fee, and (ii) the reasonable out-of-pocket costs and expenses of the Agent, including fees and disbursements of counsel to the Agent as specified in Section 7.3 herein. Any certificates delivered to the Agent, on behalf of the Purchasers, representing the Offered Shares shall be registered in the name of “CDS & Co.” or in such other name or names as the Agent, on behalf of the Purchasers, may direct the Company in writing not less than twenty-four (24) hours prior to the Closing Time.

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(2)	The parties acknowledge that Closings may occur on one or more dates as mutually agreed to by Cantor Fitzgerald and the Company and that the Company shall deliver to Cantor Fitzgerald requisite legal opinions and certificates as contemplated in Section 5.2 prior to the first Closing Date, updated as of each Closing Date, and that Cantor Fitzgerald shall deliver the applicable payment of the purchase price, on behalf of the Purchasers, for the Offered Shares to the Corporation on each Closing Date, less the Agent’s Fee retained by Cantor Fitzgerald in accordance with Section 2.2.

(3)	If the Company and Cantor Fitzgerald determine to issue any of the Offered Shares as non-certificated securities in accordance with the rules and procedures of CDS Clearing and Depository Services Inc. (“CDS”), then, as an alternative to the Company delivering to the Agent definitive certificates representing such Offered Shares:

(a)	the Company shall (a) cause the Transfer Agent, as registrar and transfer agent of the Company, to deliver to CDS, on behalf of the Agent, by way of electronic deposit in the non-certificated inventory system of CDS such Offered Shares to be purchased hereunder, registered in the name of “CDS & Co.” as the nominee of CDS, in accordance with the rules and procedures of CDS; and

(b)	the Agent shall provide the Company with evidence satisfactory to the Company, acting reasonably, of the delivery of the Offered Shares to the accounts of each of the Purchasers.

Section 5.2 Closing Conditions.

The Agent’s obligations under this Agreement and the obligations of the Purchasers to purchase the Offered Shares under the Subscription Agreements shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(a)	Requisite Approvals. The Agent shall have received at the Closing Time, evidence that any requisite approvals, consents and acceptances of the appropriate Governmental Authorities and the TSX and NYSE American, required to be made or obtained by the Company in order to complete the Offering, have been made or obtained;

(b)	Board Approval. The board of directors of the Company shall have authorized and approved the execution and delivery of this Agreement and any other Transaction Documents (as defined below) (including the acceptance of the Subscription Agreements), the allotment, issuance and delivery of the Offered Shares, and all matters relating thereto;

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(c)	Subscription Agreements. The Company shall have accepted one or more subscriptions for Offered Shares from the Purchasers and the Subscription Agreements shall have been executed and delivered by the Company in form and substance satisfactory to the Agent and its counsel, acting reasonably;

(d)	Officer’s Certificates. The Agent shall have received officers’ certificates, in form and substance satisfactory to the Agent’s counsel acting reasonably, dated the Closing Date, signed by appropriate officers of the Company addressed to the Agent and its counsel, with respect to the constating documents of the Company, all resolutions of the Company’s board of directors relating to this Agreement and the transactions contemplated hereby, the incumbency and specimen signatures of signing officers in the form of a certificate of incumbency, the true and correct nature of the representations and warranties of the Company and the performance of all covenants and conditions in respect of the Offering, there having been no material adverse change in the business, affairs, operations, assets, liabilities or capital of the Company since the date of the Letter Agreement, and no misrepresentation or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in the Public Disclosure Documents;

(e)	Legal Opinions. The Agent shall have received legal opinions, in form and substance satisfactory to the Agent’s counsel acting reasonably, dated the Closing Date, from Salley Bowes Harwardt Law Corp., counsel to the Company or where appropriate, counsel in the other Selling Jurisdictions, which counsel in turn may rely, as to matters of fact, on certificates of auditors, public officials, the Transfer Agent and officers of the Company, with respect to the following matters:

(i)	the Company has been incorporated and is existing under the laws of the Province of British Columbia and has not been dissolved and has all requisite corporate power and capacity to carry on business and to own, lease and operate its property and assets;

(ii)	the Company is authorized to issue an unlimited number of Common Shares, of which, prior to giving effect to the issuance of the Offered Shares, 52,805,653 Common Shares were issued and outstanding;

(iii)	the Company has all the necessary corporate power and authority to execute and deliver the Subscription Agreements and this Agreement (collectively referred to as, for the purposes of the opinion, the “Transaction Documents”) and to issue the Offered Shares;

(iv)	all necessary corporate action has been taken by the Company to duly authorize the issuance of the Offered Shares and execution and delivery of the Transaction Documents and each of the Transaction Documents has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy or limited by applicable Laws);

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(v)	none of the execution and delivery of the Transaction Documents, the performance by the Company of its obligations thereunder or the sale or issuance of the Offered Shares will conflict with or result in any breach of: (i) any of the constating documents or articles of the Company; (ii) any resolutions of the directors or shareholders of the Company; or (iii) any securities Laws (including the Securities Act (British Columbia)) to which the Company is subject;

(vi)	the Offered Shares have been validly issued as fully paid and non-assessable Common Shares;

(vii)	the issue and sale of the Offered Shares by the Company to those Purchasers resident in the Selling Jurisdictions, if effected in the manner and upon the terms set forth in the Transaction Documents, are exempt from the prospectus requirements of the Securities Laws and no documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations are required to be made, taken or obtained by the Company under the Securities Laws to permit such issuance and sale by the Company;

(viii)	other than customary resale restrictions (to be described in the opinion), no other documents will be required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations of regulatory authorities required to be obtained under the Securities Laws in connection the first trade of the Offered Shares made through a registrant registered under the Securities Laws who has complied with such applicable Laws;

(ix)	the Offering is conditionally acceptable to the TSX and NYSE American, subject only to compliance by the Company of the Standard Listing Conditions;

(x)	the Company is a “reporting issuer” in each of the Selling Jurisdictions and is not included in the list of defaulting issuers maintained by the Securities Regulators in the Selling Jurisdictions, as the case may be, pursuant to the applicable Securities Laws;

(xi)	the Transfer Agent has been duly appointed as the transfer agent and registrar for the Common Shares;

(xii)	the form and terms of the certificates representing the Common Shares have been approved by the board of directors of the Company and conform with the provisions of the BCBCA and the constating documents of the Company;

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(xiii)	the Offered Shares issued to Purchasers are “flow-through” shares as defined in subsection 66(15) of the Tax Act and the Offered Shares do not constitute, as at the Closing Date, “prescribed shares” for the purposes of the definition of “flow-through share” in subsection 66(15) of the Tax Act;

(xiv)	provided that the expenditures to be renounced in respect of the Offered Shares are fully incurred in the manner and otherwise as covenanted and referenced in the Subscription Agreements and in the relevant officer’s certificate, the expenditures will be Resource Expenses, at least 75 percent of which shall qualify as Qualified Expenditures;

(xv)	the Company qualifies as a Principal Business Corporation; and

(xvi)	as to such other matters as the Agent’s legal counsel may reasonably request prior to the Closing Time;

(f)	Title Opinions. The Agent shall have received legal opinions, in form and substance satisfactory to the Agent’s counsel acting reasonably, dated the Closing Date, from counsel to the Company as to title matters in respect of the Bralorne Mine;

(g)	Listing Approval. The Offering shall have been conditionally approved by the TSX and NYSE American, subject only to the Company satisfying the Standard Listing Conditions; and the Company shall not have received any notice from the TSX or NYSE American that the Offered Shares shall not be accepted for listing on such exchange;

(h)	Lock-Up Agreements. The Agent shall have received at the Closing Time duly executed agreements from each of the directors and officers of the Company, in form and substance reasonably requested by the Agent, in which such persons undertake (subject to certain customary exceptions) for a period ending one-hundred twenty (120) days after the Closing, not to sell, contract to sell, or otherwise dispose of any securities of the Company, without the prior written consent of the Agent;

(i)	Certificate of Status. The Agent shall have received a certificate of good standing under the BCBCA with respect to the Company;

(j)	Certificate of Transfer Agent. The Agent shall have received a certificate from the Transfer Agent as to the number of Common Shares issued and outstanding as at a date no more than one Business Day prior to the Closing Date;

(k)	No Termination. The Agent not having exercised any rights of termination set forth in Article 6; and

(l)	Other Documentation. The Agent having received at the Closing Time such further certificates, opinions of counsel and other documentation from the Company as the Agent or its counsel may reasonably require, provided, however, that the Agent or its counsel shall request any such certificate, opinion or document within a reasonable period prior to the Closing Time that is sufficient for the Company to obtain and deliver such certificate, opinion or document.

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(2)	The Company agrees that the aforesaid legal opinions and certificates to be delivered at the Closing Time will also be addressed to the Purchasers and that the Agent may deliver copies thereof to such persons and the Agent’s counsel.

ARTICLE 6

TERMINATION

Section 6.1 Rights of Termination

(1)	The Company shall use its best efforts to cause all conditions in this Agreement which relate to it to be satisfied. It is understood that the Agent may waive in whole or in part, or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of the foregoing terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding any such waiver or extension must be in writing.

(2)	In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at the Agent’s sole option, to terminate and cancel, without any liability on the Agent’s part, its obligations under this Agreement, at any time by written notice to that effect given to the Company if, at any time prior to the Closing Date:

(a)	there should be discovered any material fact which existed as of the date hereof but which has not been publicly disclosed which, in the opinion of the Agent, acting reasonably, has or would be expected to have a significant adverse effect on the market price or value of the Offered Shares or the Common Shares;

(b)	there is, in the opinion of the Agent, acting reasonably, a material change or a change in any material fact or new material fact shall arise which would be expected to have a significant adverse effect on the business, affairs, operations or profitability of the Company or on the market price or the value of the Offered Shares or the Common Shares;

(c)	there should develop, occur or come into effect or existence any event of any nature, including an act of terrorism, accident, or new or change in Law or other condition of financial occurrence of national or international consequence, which, in the opinion of the Agent, acting reasonably, seriously adversely affects or involves, or would seriously adversely affect and involve, the financial markets in Canada or in the United States or the business, affairs, operations or profitability of the Company or the market price or value of the Offered Shares or the Common Shares;

(d)	any inquiry, action, suit, proceeding or investigation (whether formal or informal) including matters of regulatory transgression or unlawful conduct, is commenced, announced or threatened in relation to the Company, its subsidiaries or any of their respective officers or directors, or any of its officers or directors, which, in the opinion of the Agent, acting reasonably, operates to prevent or materially restrict the distribution or trading of the Offered Shares or the Common Shares or which has or would be expected to have a material adverse effect on the market price or value of the Offered Shares or the Common Shares;

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(e)	any order to cease trading in securities of the Company is made or threatened by any Securities Regulator or other Governmental Authority;

(f)	the Company is in breach of any material term, condition or covenant of this Agreement or any material representation or warranty given by the Company in this Agreement or the Letter Agreement becomes or is false;

(g)	the state of the financial markets in Canada or elsewhere where it is planned to market the Offered Shares is such that, in the reasonable opinion of the Agent, the Offered Shares cannot be marketed profitably; or

(h)	the Agent, in its sole discretion, is not satisfied with the results of its due diligence review and investigations in respect of the Company, its business and affairs or otherwise.

(3)	The rights of termination contained in the foregoing subsections of this section may be exercised by the Agent and are in addition to, and without prejudice to, any other rights or remedies the Agent may have in respect of any default, act or failure to act or noncompliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. If the obligations of the Agent are terminated under this Agreement pursuant to these termination rights, the liability of the Company to the Agent shall be limited to the obligations under Section 7.2 and Section 7.3.

ARTICLE 7

GENERAL

Section 7.1 Survival of Representations, Warranties and Covenants

All representations, warranties, and covenants of the Company and the Agent herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Purchasers of the Offered Shares and shall continue in full force and effect for the benefit of the Agent and the Purchasers for a period of two (2) years following the Closing Date.

Section 7.2 Indemnity and Contribution.

(1)	The Company covenants and agrees to indemnify and save harmless the Agent, its affiliates and each of their respective partners, member, directors, officers, employees, legal counsel, shareholders and agents and each person who controls the Agent or any of its subsidiaries and each shareholder of the Agent (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs or expenses, whether joint or several, which the Indemnified Parties may suffer or incur or be subject to, including all amounts paid to settle actions or satisfy judgments or awards and all reasonable legal fees and expenses that may be incurred in advising with respect to investigating or defending any claim (whether or not a party), in any way caused by, or arising directly or indirectly from, or in consequence of, or incurred by reason of or in connection with the transactions contemplated hereby, including the following:

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(a)	any statement in the Public Disclosure Documents, which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)	the omission or alleged omission to state in any certificate of the Company or of any officers of the Company delivered hereunder or pursuant thereto any material fact required to be stated therein where such omission or alleged omission constitutes or is alleged to constitute a misrepresentation or an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c)	any order made or any inquiry, investigation or proceeding commenced or threatened by any Securities Regulators, stock exchange or by any other Governmental Authority based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure or alleged failure to comply by the Agent) preventing and restricting the trading in or the sale of the Offered Shares;

(d)	the non-compliance or alleged non-compliance by the Company with any requirement of applicable Securities Laws, including the Company’s non-compliance with any statutory requirement to make any document available for inspection; or

(e)	any breach of any representation, warranty or covenant of the Company contained herein or the failure of the Company to comply with any of its obligations hereunder,

and will reimburse the Agent promptly upon demand for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such losses, claims, damages, liabilities or actions in respect thereof, as incurred.

(2)	Notwithstanding anything to the contrary contained herein, this indemnity shall not apply to the extent that (i) it causes the Offered Shares to be “prescribed shares” for purposes of the definition of “flow-through share” in subsection 66(15) of the Tax Act, or (ii) it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Agent.

(3)	The Company shall not, without the prior written consent of the Agent, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party to such claim, action, suit or proceeding).

(4)	Notwithstanding the foregoing, the Company shall not be liable for the settlement of any claim or action in respect of which indemnity may be sought hereunder effected without its written consent, which consent shall not be unreasonably withheld.

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(5)	If any claim, action suit or proceeding shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided, such person will notify the Company as soon as possible and in any event on a timely basis, of the nature of such claim and the Company shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement may be made by the Company or the Indemnified Party without the prior written consent of the other; and provided that the omission to so notify the Company shall not relieve the Company of any liability which the Company may have to the Agent or any other Indemnified Party except only to the extent that any such delay in or failure to give notice as herein required materially prejudices (through the forfeiture of substantive rights and defenses) the defense of such actions, suit, proceeding, claim or investigation.

(6)	In any such claim, the Indemnified Party shall have the right to retain other counsel to act on the Indemnified Party’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party, unless (i) the Company and the Indemnified Party mutually agree to retain such other counsel, (ii) the Company fails to assume the defence of such claim on behalf of the Indemnified Party within a reasonable period after receiving notice thereof or, having assumed such defence, has failed to pursue it diligently or hire counsel acceptable to the Indemnified Party, or (iii) the named parties to any such claim (including any third or implicated party) include both the Indemnified Party, on the one hand, and the Company, on the other hand, and counsel (which may be internal counsel) to the Indemnified Party advises that there are legal defences available to the Indemnified Party that are different or in addition to those available to the Company, that representation of the Indemnified Party by counsel for the Company is inappropriate as a result of the potential or actual conflicting interests of those represented, or where in the Indemnified Party’s reasonable judgment, the claim gives rise to a conflict of interest between the Company and the Indemnified Party, in each which event such fees and disbursements shall be paid by the Company to the extent that they have been reasonably incurred.

(7)	The Company hereby waives all rights which it may have by statute or common law to recover contribution from the Agent in respect of losses, claims, costs, damages, expenses or liabilities which any of them may suffer or incur directly or indirectly (in this paragraph, “Losses”) by reason of or in consequence of a document containing a misrepresentation.

(8)	In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 7.2(1) would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Indemnified Party or enforceable otherwise than in accordance with its terms or is insufficient to hold the Indemnified Party harmless, the Company shall contribute to the aggregate of all Losses, (other than loss of profits in connection with the distribution of the Offered Shares) of the nature contemplated in this Section 7.2 and suffered or incurred by the Indemnified Parties in such proportions as is appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other hand from the distribution of the Offered Shares as well as the relative fault of the parties in connection with the statements, acts or omissions which resulted in such Losses, as well as any other equitable considerations determined by a court of competent jurisdiction; provided that: (i) the Agent shall not in any event be liable to contribute, in the aggregate, any amount in excess of the aggregate fee or any portion thereof actually received by the Agent hereunder; and (ii) no party who has been determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have engaged in any fraudulent misrepresentation in connection with the Losses which resulted in such claims, expenses, costs, damages, liabilities or losses shall be entitled to claim contribution from any person who has not been so determined to have engaged in such fraudulent misrepresentation in connection with such Losses.

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(9)	The rights of contribution and indemnity provided in this Section 7.2 shall be in addition to and not in derogation of any other right to contribution and indemnity which the Agent may have by statute or otherwise at law.

(10)	In the event that the Company is held to be entitled to contribution from the Agent under the provisions of any applicable Law, the Company shall be limited to contribution in an amount not exceeding the lesser of:

(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Agent is responsible, as determined above; and

(b)	the amount of the aggregate fee actually received by the Agent from the Company hereunder, provided that the Agent shall not be required to contribute more than the fee actually received by the Agent.

(11)	If the Agent has reason to believe that a claim for contribution may arise, it shall give the Company notice thereof in writing, but failure to notify the Company shall not relieve the Company of any obligation which it may have to the Agent under this Section 7.2, except (and only) to the extent of material prejudice (through the forfeiture of substantive rights and defenses) to the Company therefrom.

(12)	With respect to this Section 7.2, the Company acknowledges and agrees that the Agent is contracting on their own behalf and as agents for its affiliates and each of their respective partners, members, directors, officers, employees, legal counsel, shareholders and agents, and each person, if any, controlling the Agent or any of its subsidiaries and each shareholder of the Agent. Accordingly, the Company hereby constitutes the Agent as agent for each person who is entitled to the covenants of the Company contained in this Section 7.2 and is not a party hereto and the Agent agrees to accept such agency and to hold in trust for and to enforce such covenants on behalf of such persons.

(13)	The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by this Agreement.

Section 7.3 Expenses.

Whether or not the Closing occurs, the Company shall pay all reasonable expenses and fees in connection with the Offering, including all expenses of or incidental to the issue, sale and distribution of the Offered Shares, the fees and expenses of the Company’s counsel, all costs incurred in connection with the preparation of documents relating to the Offering, and all reasonable out-of-pocket costs and expenses incurred by the Agent not to exceed $7,000 without the prior approval of the Company (such consent not to be unreasonably withheld) and the reasonable fees and disbursements of the Agent’s counsel to a maximum of $80,000 exclusive of disbursements and taxes. All such fees and expenses incurred by the Agent or on its behalf shall be payable by the Company, as directed by the Agent, immediately upon receiving an invoice therefor from the Agent.

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Section 7.4 Acknowledgement

(1)	The Company acknowledges that the Agent is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, the Agent and its respective affiliates at any time may hold long and short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their clients, in debt or equity securities of the Company or any other person that may be involved in or related to the use of proceeds of the Offering or related derivative securities.

(2)	The Company further acknowledges that the Agent is acting solely as agent in connection with the purchase and sale of the Offered Shares. The Company further acknowledges that the Agent is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Agent act or be responsible as a fiduciary to the Company, its management, shareholders or creditors or any other person in connection with any activity that the Agent may undertake or have undertaken in furtherance of such purchase and sale of the Company’s securities, either before or after the date hereof. The Agent hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Agent agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Agent to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company and the Agent agree that the Agent is acting as agent and not the fiduciary of the Company and the Agent has not assumed, and the Agent will not assume, any advisory responsibility in favour of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent has advised or is currently advising the Company on other matters).

Section 7.5 Public Announcement

Provided the Offering is completed and has been publicly disclosed by the Company, the Agent shall be permitted to publish, at its own expense, such advertisements or announcements relating to the performance of services provided in respect of the Offering in such newspapers or other publications as the Agent considers appropriate, and shall further be permitted to post such advertisements or announcements on its website.

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Section 7.6 Notices.

(1)	Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)	If to the Company, to it at:

Avino Silver & Gold Mines Ltd.

900-570 Granville St.

Vancouver, BC

V6C 3P1

Attention: Corporate Secretary

Fax Number: (604) 682-3600

with a copy to (which shall not constitute notice):

Salley Bowes Harwardt Law Corp.

1705-1185 West Georgia Street

Vancouver, British Columbia V6E 4E6

Attention: Paul A. Bowes

Facsimile Number: (604) 688-0788

(b)	If to the Agent, to it at:

Cantor Fitzgerald Canada Corporation 181 University Avenue, Suite 1500 Toronto, Ontario M5H 3M7 Attention: Christopher Craib Fax Number: (416) 350-2985

and

Cantor Fitzgerald Canada Corporation

110 East 59th Street

New York, NY 10022

Attention: Legal Department

Fax Number: (212) 829-4708

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention: Ivan Grbešić and Steven Bennett

Fax Number: (416) 947-0866

or to such other address as any of the parties may designate by notice given to the others.

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(2)	Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is confirmed to have been sent.

Section 7.7 Time of the Essence.

Time shall, in all respects, be of the essence hereof.

Section 7.8 Canadian Dollars.

All references herein to dollar amounts are to lawful money of Canada.

Section 7.9 Headings.

The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

Section 7.10 Singular and Plural, etc.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

Section 7.11 Entire Agreement.

Other than the Letter Agreement, this Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings between the parties, including, but not limited to, the Letter Agreement, with respect to the subject matter hereof whether verbal or written. This Agreement may be amended or modified in any respect by written instrument only.

Section 7.12 Severability.

If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 7.13 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario, without regard to its conflicts of laws principles, and the laws of Canada applicable therein.

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Section 7.14 Successors and Assigns.

The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agent and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

Section 7.15 Further Assurances.

Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

Section 7.16 Effective Date.

This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

Section 7.17 Counterparts and Facsimile.

This Agreement may be executed in any number of counterparts including by facsimile or portable document format (pdf), each of which so executed shall constitute an original and all of which taken together shall form one and the same agreement.

[Remainder of page left intentionally blank. Signature pages follow.]

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If the Company is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Agent.

Yours very truly,

CANTOR FITZGERALD CANADA CORPORATION

By:	/s/ Christopher Craib
Name:	Christopher Craib
Title:	President & CEO

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The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of this 27th day of April, 2018.

AVINO SILVER & GOLD MINES LTD.

By:	/s/ Malcolm Davidson
Name:	Malcolm Davidson
Title:	CFO

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